EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions “Selected Consolidated Financial Data” and “Experts” and to the use of our reports dated July 23, 2004, in the Registration Statement (Form S-1) and related Prospectus of VistaPrint Limited for the registration of common shares.

/s/  Ernst & Young LLP

Boston, Massachusetts

June 3, 2005